                                                                    EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

San Juan, Puerto Rico
April 7, 1997

         PUEBLO XTRA INTERNATIONAL, INC. ANNOUNCES FISCAL 1997 EARNINGS

     Pueblo Xtra International, Inc., the largest supermarket chain and video rental operator in Puerto Rico and the U.S. Virgin Islands, today reported its financial results for the fiscal year ended January 25, 1997.

     At the fiscal year-end, the Company operated a total of 50 supermarkets and 27 Blockbuster video stores. Sales for the 1997 fiscal year decreased $125 million, or 10.9%, from $1,145.4 million in the prior year to $1,020.1 million. The primary factor in the overall sales reduction was the Company's decision in January 1996 to discontinue its retail operations in the competitive Florida market in order to focus on its core markets where it has a stronger competitive position and greater profit opportunities. Net sales from the Company's supermarket and video operations in Puerto Rico and the U.S. Virgin Islands increased by $27.7 million, or 2.8%, in fiscal 1997 over fiscal 1996. The Company's Puerto Rico supermarket operations experienced a same store sales decrease for the year of 2.6% although such operations had an increase of 3.4% in same store sales for the fourth quarter of fiscal 1997 compared to the comparable quarter in the previous year. U.S. Virgin Islands supermarket operations experienced a same store sales increase for fiscal 1997 of 7.0%. Blockbuster operations experienced a same store sales increase for fiscal 1997 of 10.5%.

     Gross profit as a percentage of net sales in fiscal 1997 was 25.5% as compared to 25.9% in the prior year. Gross margin in the Puerto Rico and U.S. Virgin Islands markets decreased to 25.6% in fiscal 1997 from 26.3% in fiscal 1996.

     Selling, general and administrative expenses decreased from the prior year amount of $240.2 million to $213.5 million, or 11.1%, primarily as a result of the closing of the Florida operations. Selling, general and administrative expenses, as a percentage of sales, was 20.9% in fiscal 1997, which was comparable to that of fiscal 1996. Such expenses attributable to Puerto Rico and the U.S. Virgin Islands increased in fiscal 1997, primarily as a result of a $2.9 million charge for the closing of two supermarkets in Puerto Rico, a $2.7 million increase in advertising expenditures in such areas, $1.9 million in consulting fees arising from an ongoing project to improve supermarket operations and efficiencies in Puerto Rico, and $1.1 million in severance costs recorded in connection with the elimination of 440 store employees in Puerto Rico.

     Results of operations for fiscal 1997 were a net loss of $16.9 million compared to a net loss of $32.4 million for fiscal 1996. The Company recorded an unusual charge in both fiscal years resulting from the closing of its Florida retail operations.

                          SUMMARY OF OPERATING RESULTS
                             (DOLLARS IN THOUSANDS)

                                                                      FISCAL YEAR ENDED
                                                            -------------------------------------
                                                            JANUARY 25, 1997     JANUARY 27, 1996
                                                            ----------------     ----------------
    Net Sales.............................................     $1,020,056           $1,145,370
    Gross Profit..........................................        259,727              296,880
    Selling, General and Administrative Expenses..........        213,485              240,219
    Unusual Charges.......................................          4,160               32,161
    Operating Profit......................................            954              (19,169)
    Interest Expense, Net.................................         30,182               33,346
    Net Loss..............................................        (16,918)             (32,357)

     During fiscal 1997, the Company developed and commenced the implementation of a revised business strategy focused on comparable store sales performance, selected new store expansion, and improved operating, purchasing and merchandising practices. The Company believes that the increase in same store sales in Puerto Rico for the fourth quarter of fiscal 1997 discussed above is attributable in part to the implementation of this strategy. Another component of this strategy has been the reorganization of labor scheduling practices and store operating procedures, which enabled the Company to eliminate 440 store employees in January, 1997.

     The Company has previously announced it is currently pursuing a refinancing plan designed to replace its existing bank credit facilities with longer term capital. Such plan is currently expected to be completed by the end of the Company's current fiscal quarter and to provide increased liquidity and additional financial and operating flexibility.

     The Company recently announced that David L. Aston, a 28-year veteran of the supermarket industry and most recently president of Waldbaum and Superfresh Foods, has been appointed as President of the Puerto Rico Retail Food Division. In addition, William T. Keon, III, President and Chief Executive Officer of the Company, announced today the promotion of the following existing members of management: Filiberto Berrios, previously Vice President and General Manager of the Blockbuster Division, has been named Senior Vice President of such division; Thomas F. Johnson, previously General Manager of the Virgin Islands Division, has become a Vice President of the Company and President of the Virgin Islands Division; Daniel Cammarata, the Controller of the Company, has also been named Chief Accounting Officer; Alicia Echavarria, the Vice President of Human Resources for the Puerto Rico Division, has also become Assistant Secretary of the Company; and Richard Skelly, who is Director of Finance, has also been named Assistant Secretary and Assistant Treasurer of the Company.

     The information herein with respect to the Company's business strategy and the refinancing plan contains certain forward-looking statements. These statements are based on the Company's expectations and are subject to various risks and uncertainties, including successful implementation of the business strategy and completion of negotiation and documentation related to such refinancing plan.